EXHIBIT 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT DATED MAY 12,
2006 WITH EZRA DABAH.

Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of May 12, 2006, between EZRA DABAH (“Executive”) and THE CHILDREN’S PLACE RETAIL STORES, INC., a Delaware corporation (“Employer”).

W I T N E S S E T H:

WHEREAS, Employer and Executive are parties to a certain Employment Agreement dated June 27, 1996, as amended by letter dated May 17, 2005 (the “Prior Agreement”); and

WHEREAS, Executive and Employer desire to amend and restate the Prior Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

SECTION 1

EMPLOYMENT OF EXECUTIVE

1.01                         Employer hereby agrees to employ Executive and Executive hereby agrees to be and remain in the employ of Employer upon the terms and conditions hereinafter set forth.

SECTION 2

EMPLOYMENT PERIOD

2.01                         The terms of Executive’s employment under this Agreement shall be effective as of May 12, 2006 (“Effective Date”) and shall continue until May 12, 2009 and thereafter shall continue for successive three year periods, until termination of Executive’s employment in accordance with the provisions of Section 5. The period of Executive’s employment by Employer shall be referred to as the “Employment Period” and the date of Executive’s termination of employment with the Employer shall be referred to as the “Termination Date.”

SECTION 3

3.01.        Generally.              During the Employment Period, Executive (a) shall be employed as Chief Executive Officer and Chairman, (b) shall serve as a member of the Executive Management Committee of Employer, and (c) shall devote his full attention and expend his efforts, energies and skills on a full-time basis to the business of Employer and other enterprises controlled by, or under common control with Employer (Employer and such entities being referred to collectively as the “Company”). Without limiting the generality of the foregoing, Executive shall have all such duties and responsibilities customarily undertaken and performed by persons in his position in similar businesses to that of Employer. Executive’s employment by Employer shall constitute his exclusive employment during the Employment Period. Executive is permitted to serve as a director of any other business corporation or as a general partner of any partnership in accordance with the corporate governance guidelines of the Company.

3.02.        Reporting.             Executive shall report directly to the Board of Directors of Employer (“Board”). During the Employment Period, Executive will be subject to all of the policies, rules and regulations of which Executive is given notice applicable to senior executives of Employer and will comply with all directions and instructions of the Board.

SECTION 4

COMPENSATION

4.01         Compensation, Generally.   For all services rendered and required to be rendered by covenants of, and restrictions imposed on, Executive under this Agreement, Employer shall pay to Executive during and with respect to the Employment Period, and Executive agrees to accept (in full payment) Base Salary and Performance Bonus, all as more fully described on Exhibit A (collectively, the “Compensation”).

4.02         Other Benefits.     Except as otherwise provided herein, during the Employment Period, Executive shall be entitled to receive such benefits as are at least as favorable as those provided by the Employer to Employer’s other senior executives (other than those benefits provided under or pursuant to separately negotiated individual employment agreements or arrangements), including those under any pension or retirement plan, stock purchase, stock option or stock ownership plan, disability plan or insurance, group life insurance, medical insurance, or other similar plan or program of Employer. Employer shall provide Executive with life insurance in such amount so that the annual premium of such life insurance shall not exceed $20,000. Executive shall also be entitled to a personal driver. Executive’s Base Salary shall constitute the compensation on the basis of which the amount of Executive’s benefits under any such plan or program shall be fixed and determined.

4.03         Expense Reimbursement.    Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation, not less frequently than monthly, of signed, itemized accounts of such expenditures all in accordance with Employer’s policies and procedures as adopted and in effect from time to time and applicable to its employees of comparable status.

4.04         Personal Expenses Allowance           Employer shall provide Executive with an allowance of $4,000 each month during the Employment Period to cover personal expenses associated with Executive’s ownership and operation of an automobile and other personal expenses. In the event the Employer makes any payments directly to a third party under this Section, said allowance shall be reduced by such amounts paid by Employer.

4.05.        Vacations.             Executive shall be entitled to five weeks vacation each twelve month period worked, which shall be taken at such time or times as shall not unreasonably interfere with Executive’s performance of his duties under this Agreement.

SECTION 5

TERMINATION OF EMPLOYMENT PERIOD

5.01.        Termination Without Cause.              At any time during the Employment Period, by notice to the other, Executive or the Board may terminate Executive’s employment under this Agreement without “Cause” (as defined below). Such notice shall specify the effective date of termination which shall not be less than sixty (60) days after the date of such notice.

5.02.        By Employer: Cause.           At any time during the Employment Period, by notice to Executive, the Board may terminate Executive’s employment under this Agreement for “Cause,” effective immediately. Such notice shall specify the cause for termination. For the purposes of this Section 5.02, “Cause” means:

(a)           a breach by Executive of any of the material provisions of this Agreement;

(b)           the commission by Executive of an act involving moral turpitude or dishonesty, whether or not in connection with Executive’s employment hereunder;

(c)           Executive shall have committed any act of fraud against the Employer or engaged in any other willful misconduct in connection with his duties hereunder; or

(d)           Executive shall have been convicted of a felony (other than a felony relating to motor vehicle laws).

In each case, an event giving rise to “Cause” shall not be finally determined to have occurred unless admitted to in writing by the Executive or set forth in a final determination of an arbitrator as provided in Section 10.04 hereof. Notwithstanding the foregoing, no Cause for termination shall be deemed to exist with respect to the Executive’s acts described in (a) through (c) above unless the Board shall have given prior written notice to the Executive specifying the Cause with reasonable particularity and, within thirty (30) days after such notice, the Executive shall not have cured or eliminated the problem or thing giving rise to such Cause.

5.03.        By Executive for Good Reason.         Executive may, at any time during the Employment Period by notice to the Board, terminate the Employment Period under this Agreement for “Good Reason” effective immediately. For the purposes hereof, “Good Reason” means:

(a)           any material breach by Employer of any provision of this Agreement which, if susceptible of being cured, is not cured within thirty (30) days of delivery of notice thereof to Employer by Executive;

(b)           the assignment to Executive by Employer of duties inconsistent with Executive’s position, responsibilities or status with Employer as in effect on the Effective Date including, but not limited to, any significant reduction in such position, duties, responsibilities or status, any change in Executive’s titles, offices or perquisites, as then in effect, or any removal of Executive from or any failure to re-elect Executive to, any such positions, except in connection with the termination of his employment on account of his death, disability, or for Cause;

(c)           a relocation by Employer of Executive’s place of employment described in Section 7.01 hereto;

(d)           any purported termination of Executive’s employment for cause which is not effected in accordance with the requirements of Section 5.02 hereof (and for purposes of this Agreement no such purported termination shall be effective).

5.04         Disability.              During the Employment Period, if, as a result of physical or mental incapacity or infirmity (including alcoholism or drug addiction), Executive shall be unable to perform his duties under this Agreement for:

(a)           a continuous period of at least 120 days, or

(b)           periods aggregating at least 180 days during any period of 12 consecutive months (each a “Disability Period”), and at the end of the Disability Period the Board of Directors shall have determined, in good faith, that by reason of such physical or mental disability (“Disability”) the Executive shall be unable to perform the services required of him hereunder, the Employer may terminate the Employment Period for Disability by delivery to Executive or Executive’s representative of sixty (60) days prior written notice.

SECTION 6

TERMINATION COMPENSATION

6.01         Entitlement to Payment.      (a) Subject to the provisions of Section 9.04, if

Executive’s employment hereunder is terminated pursuant to Section 5.01, 5.03, 5.04 or 8.01 at any time hereafter, then Employer will pay to Executive within thirty (30) days following termination an amount (the “Severance Payment”), in a lump sum, equal to the product determined by multiplying Executive’s annual rate of Base Salary in effect immediately prior to such termination by three (3); provided, however, that to the extent necessary to comply with the restriction of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (“Code”) concerning payments to “specified employees,” in no event shall such Severance Payment be made earlier than the first business day of the seventh month following Executive’s Termination Date (“Delayed Payment Date”). If as a result of the foregoing restriction, such Severance Payment is delayed, the amount of the Severance Payment shall be increased to include interest calculated from the Termination Date until the Delayed Payment Date using the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the Termination Date. Executive shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if Executive is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of Employer at any time during the 12-month period ending on the Identification Date. For purposes of this Agreement, the Identification Date shall be December 31.

                (b)           Upon such termination, Executive shall also be entitled to any accrued but unpaid bonus compensation and all outstanding unvested stock options under the Employer’s stock option plan shall be deemed to immediately vest. In addition, Executive shall be entitled to life insurance and medical benefits and all other benefits, referred to in Section 4.02 and 4.03, for a period of thirty-six (36) months.

6.02.        No Other Termination Compensation.              Executive shall not be entitled to any benefit or compensation following termination of his employment hereunder, except as set forth in Section 6.01.

6.03         Mitigation             Executive shall not be required to mitigate the amount of any payments or benefits provided for hereunder upon termination of  Employment by seeking employment with any other person, or otherwise, nor shall the amount of any such payments or benefits be reduced by any compensation, benefit or other amount earned by, accrued for or paid to Executive as the result of Executive’s employment by or consulting or other association with any other person, provided, that any medical, dental or hospitalization insurance or benefits provided to Executive with his employment by or consulting with an unaffiliated person during such period shall be primary to the benefits to be provided to Executive pursuant to this Agreement for the purposes of coordination of benefits.

SECTION 7

LOCATION OF EXECUTIVE’S ACTIVITIES

7.01.        Principal Place of Business.               Executive’s principal place of business in the performance of his duties and obligations under this Agreement shall be in the New York metropolitan area, which includes Secaucus, New Jersey. For so long as Employer’s headquarters are located in the New York City metropolitan area, Executive’s principal place of business shall be located at such headquarters.

7.02.        Travel.      Notwithstanding the provisions of Section 7.01, Executive will engage in such travel and spend time in other places as may be necessary or appropriate in furtherance of his duties hereunder.

SECTION 8

CHANGE IN CONTROL

8.01.        Effect of Change in Control.               If a Change in Control (as hereinafter defined) shall occur, the Executive may terminate his employment hereunder and such termination shall be deemed to be a termination by Employer without Cause. As used in this Agreement, “Change in Control” means the occurrence during the Employment Period of any of the following events:

(a )          The sale to any purchaser of (i) all or substantially all of the assets of the Employer or (ii) capital stock representing more than 50% of the stock of the Employer entitled to vote generally in the election of directors of the Employer; or

(b)           The merger or consolidation of the Employer with another corporation if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the surviving or resulting corporation in such merger or consolidation is held, directly or indirectly, in the aggregate by the holders immediately prior to such transaction of the outstanding securities of Employer;

(c)           There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report or item therein), each promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d) (2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the voting stock of Employer; or

(d)           Employer files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) that a change in control of Employer has occurred or will occur in the future pursuant to any then existing contract or transaction.

SECTION 9

EXCLUSIVITY OF SERVICES, CONFIDENTIAL

INFORMATION AND RESTRICTIVE COVENANTS

9.01.                        Exclusivity of Services. During the Employment Period and continuing through the fifth anniversary of the Executive’s Termination Date (the “Covenant Period”), Executive will not:

                (a)           Promote, participate or engage in any business on behalf of any Direct Competitor of the Company, whether Executive is acting as owner, partner, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, consultant or in any other capacity whatsoever; provided, however, that this will not prevent Executive from holding for investment up to 1% of any class of stock or other securities quoted or dealt in on a recognized stock exchange or on Nasdaq. For purposes of  this Section,  a “Direct Competitor of the Company” means (i) The Gap, Inc. or any Person under common control with The Gap, Inc., (ii) The Limited, Inc. or any Person under common control with The Limited, Inc., (iii) Gymboree or any Person under common control with Gymboree, as the case may be, or (iv) any Person engaged in the sale of children’s apparel and who derives more than fifty percent of its gross revenues from the retail sales of children’s apparel.

                (b)           Directly or indirectly employ other than on behalf of the Company, solicit or entice away any director, officer or employee of the Company or any of its subsidiaries; or

                (c)           Take any action to interfere, directly or indirectly, with the goodwill of the Company or any of its subsidiaries, or induce or attempt to induce with any Person doing business with the Company to cease doing business with the Company.

9.02                         Confidential Information. During the Covenant Period, Executive will not (except in furtherance of the Company’s business or as required by law) furnish confidential information relating to the business or affairs of the Company, its subsidiaries or any Person having dealings therewith, or permit or encourage the use of such confidential information by another. During the Covenant Period, Executive will not use the name of the Company or its subsidiaries in the conduct of any business activities (except in furtherance of the Company’s business) or for Executive’s personal use without the prior written consent of the Company.

9.03.                        Mutual Non-Disparagement.             Neither Executive nor Employer will make or authorize any public statement disparaging the other in its or his business interests and affairs. Notwithstanding the foregoing, neither party shall be (a) required to make any statement that it or he believes to be false or inaccurate, or (b) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process.

9.04.                        Breaches of Provisions.      If Executive breaches any of the provisions of this Section 9 then, and in any such event, in addition to other remedies available to Employer,

Executive shall not be entitled to any Severance Payment, if any, made to him hereunder prior to Employer’s discovery of such breach.

SECTION 10

MISCELLANEOUS

10.01.                      Notices. Any  notice, consent, or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by certified mail, postage paid, or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Employer:

Attention:	Steven Balasiano, Esq.
Senior Vice President, General Counsel
and Chief Administrative Officer
The Children’s Place Retail Stores, Inc.
915 Secaucus Road
Secaucus, New Jersey 07094
If to Executive:

Ezra Dabah
The Children’s Place Retail Stores, Inc.
915 Secaucus Road
Secaucus, New Jersey 07094

10.02.                      Taxes.       Employer is authorized to withhold from payments made hereunder to Executive such amounts for income tax, social security, unemployment compensation and other judgment of Employer to comply with applicable laws and regulations.

10.03.                      Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

10.04.                      Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until expiration of the Employment Period during the pendency of any arbitration.

10.05.                      Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

10.06.                      Counterparts.        This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.07.                      Severability.          If any provision of this Agreement or part thereof, is held to be unenforceable, the remainder of such provisions of this Agreement, as the case may be, shall nevertheless remain in full force and effect.

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10.08.                      Entire Agreement and Integration.    This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. Such Agreement supersedes any prior agreement between the parties relating to the subject matter hereof, including without limitation the Prior Agreement.

                                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/S/ STEVEN BALASIANO
Steven Balasiano

/S/ EZRA DABAH
Ezra Dabah

EXHIBIT A

COMPENSATION

1.             Base Salary: At the initial rate of $1,000,000 per year, payable in equal installments not less frequently than monthly during the Employment Period. Base Salary shall be subject to annual review, as the Board may determine.

2.             Performance Bonus:  Following each Bonus Period (as hereinafter defined), Executive shall be entitled to receive a Performance Bonus based upon the Employer’s performance during such Bonus Period. The Performance Bonus for each such Period will be payable within ninety (90) days after the last day of such period; provided, however, that in no event shall such Performance Bonus be paid later than the latest of (i) the 15th day of the third month following Executive’s first taxable year in which the Bonus Period ends, or (ii) the 15th day of the third month following the end of Employer’s first taxable year coincident with or next following the last day of the Bonus Period. The amount of the Performance Bonus for each Bonus Period will be equal to a product equal to (a) Executive’s annual Base Salary, times (b) a percentage equal to or greater than 100% as directed by the Compensation Committee, times (c) the Bonus Percentage (as hereinafter defined). The following provisions shall apply to determinations relating to Performance Bonus.

“Bonus Percentage” shall mean, for each Bonus Period, a percentage for such period that is based upon the Employer’s performance in accordance with a schedule adopted by the Compensation Committee for all senior executives prior to commencement of such period or as soon thereafter as possible, except that the Bonus percentage shall not be more than 200% for any Bonus Period. In addition, if the Annual Management Incentive Bonus Plan is approved by the stockholders at the Employer’s 2007 annual meeting of stockholders, then the Bonus Percentage shall be determined pursuant to the requirements of such plan. If the Annual Management Incentive Bonus Plan is not approved by the stockholders at the Employer’s 2007 annual meeting of stockholders, then the Bonus Percentage shall be determined in accordance with the procedures adopted by the Compensation Committee.

“Bonus Period” shall mean each fiscal year of Employer.